Exhibit 21.1

Sunwin International Neutraceuticals, Inc.
Subsidiaries of the Registrant

	Name	Country of Incorporation
1.	Sunwin Tech Group, Inc., a wholly owned subsidiary of Sunwin International Neutraceuticals, Inc.	USA - Florida
2.	Qufu Natural Green Engineering Co., Ltd., a wholly owned subsidiary of Sunwin International Neutraceuticals, Inc.	China
3.	Shengya Veterinary Medicine Co., Ltd., a wholly owned subsidiary of Qufu Natural Green Engineering Co., Ltd.	China
4.	Shengyuan Herb Extraction Co., Ltd., a wholly owned subsidiary of Qufu Natural Green Engineering Co., Ltd.	China
5.	Qufu Chinese Medicine Factory , a wholly owned subsidiary of Qufu Natural Green Engineering Co., Ltd.	China
6.	Sunwin Stevia International Corp., a wholly owned subsidiary of Sunwin International Neutraceuticals, Inc., which was converted to Sunwin USA, LLC a Delaware limited liability company.	USA – Florida
7.	Sunwin USA, LLC., a 55% owned subsidiary of Sunwin International Neutraceuticals, Inc.	USA - Delaware
8.	Sunwin (Canada) Pharmaceutical Ltd., a wholly owned subsidiary of Sunwin International Neutraceuticals, Inc.	Canada
9.	Qufu Shengwang Stevia Biology and Science Co., Ltd., a 60% subsidiary of Qufu Natural Green Engineering Co., Ltd.	China
10.	Qufu Shengren Pharmaceutical Co., Ltd., a wholly owned subsidiary of Qufu Natural Green Engineering Co., Ltd.	China